Exhibit 99.1

Press Information

FOR IMMEDIATE RELEASE
NASDAQ SYMBOL MXIM

Contact:	John F. Gifford, Chairman,
President and Chief Executive Officer
(408) 737-7600

MAXIM REPORTS REVENUES AND EARNINGS
GROWTH
FOR THE FOURTH QUARTER AND 2004 FISCAL YEAR

          SUNNYVALE, CA–August 6, 2004–Maxim Integrated Products, Inc., (MXIM) reported net revenues of $421.0 million for its fiscal fourth quarter ending June 26, 2004, a 42.7% increase over the $295.0 million reported for the fourth quarter of fiscal 2003 and a 13.8% increase over the $370.0 million reported for the third quarter of fiscal 2004. Net income for the quarter was $124.7 million, a 52.5% increase over the $81.7 million reported last year and a 14.2% increase over the $109.2 million reported for the third quarter. Diluted earnings per share were $0.36 for the fourth quarter, a 50.0% increase over the $0.24 reported for the same period a year ago and a 16.1% increase over the $0.31 reported for the third quarter of fiscal 2004.

          For the 2004 fiscal year, Maxim reported net revenues of $1.439 billion compared to $1.153 billion for last year, a 24.8% increase. Net income for the 2004 fiscal year was $419.8 million compared to $309.6 million reported for fiscal 2003. Diluted earnings per share grew 31.9% from $0.91 per share reported for fiscal 2003 to $1.20 per share in fiscal 2004.

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          During the quarter, cash and short-term investments increased $7.6 million after the Company repurchased 2.1 million shares of its common stock for $100.1 million, paid dividends of $25.8 million, and acquired $68.9 million in capital equipment. During fiscal year 2004, the Company repurchased 12.4 million shares of its common stock for $601.2 million, paid dividends of $104.6 million, and acquired $231.6 million in capital equipment.

          Accounts receivable increased $34.7 million in the fourth quarter to $197.2 million due to the increase in net revenues, and inventories increased $14.4 million to $117.8 million.

          Gross margin for the fourth quarter increased to 70.2% from the prior quarter’s level of 69.8%, after inventory reserves were increased by $2.8 million. Research and development expense was $87.8 million or 20.8% of net revenues in the fourth quarter, compared to $77.3 million or 20.9% of net revenues in the third quarter of fiscal 2004. The increase in research and development expense in the fourth quarter was due to a one-time employee bonus, hiring additional engineers, and increased expenses to support the Company’s new product development efforts. Selling, general and administrative expenses increased from $23.5 million in the third quarter to $26.4 million in the fourth quarter but decreased as a percentage of net revenues from 6.4% to 6.3%.

          In the fourth quarter, the Company recorded a $17.5 million one-time bonus to employees below the managing director level, which increased cost of goods sold by $5.9 million, increased research and development expense by $9.5 million, and increased selling, general and administrative expenses by $2.1 million.

          Fourth quarter bookings were approximately $535 million, a 9% increase over the third quarter’s level of $488 million. Turns orders received in the quarter were approximately $170 million, a 10% decrease from the $189 million received in the prior quarter (turns orders are customer orders that are for delivery within the same quarter and may result in revenue within the same quarter if the Company has available inventory that matches those orders). Bookings increased

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in all geographic regions except Europe, with the strongest bookings growth coming from the Pacific Rim and Japan.

          Fourth quarter ending backlog shippable within the next 12 months was approximately $529 million, including approximately $428 million requested for shipment in the first quarter of fiscal 2005. The Company’s third quarter ending backlog shippable within the next 12 months was approximately $437 million, including approximately $373 million that was requested for shipment in the fourth quarter of fiscal 2004.

          Jack Gifford, Chairman, President, and Chief Executive Officer, commented on the fiscal year:  “Fiscal 2004 was a strong growth year for Maxim. Orders improved each quarter, both sequentially and year-over-year. Orders for our power management products collectively grew 68% year-over-year, and orders for our communications, data converter, and mixed-signal product lines grew year-over-year 63%, 72%, and 45%, respectively.”

          Mr. Gifford continued: “Our manufacturing capacity expansions in both our wafer fab and end-of-line operations are proceeding according to plan. Our San Antonio wafer fab began production in the fourth quarter, and our new end-of-line facility in Thailand went on line at the beginning of Q105. We are well equipped to respond to the continued growth in demand for our products that we forecast for fiscal 2005.”

          Mr. Gifford added: “We forged important strategic alliances with major electronics manufacturers this year and secured significant design wins in a myriad of market areas, including multifunction cellular phones, portable audio players, PDAs, servers, displays, and storage devices. These design wins will help fuel our future growth.”

          Mr. Gifford concluded: “The Company’s Board of Directors has declared a quarterly cash dividend of $0.08 per share. Payment will be made on August 31, 2004 to stockholders of record on August 16, 2004.”

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          Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve risk and uncertainty. They include statements regarding the Company’s profitability and business outlook, the Company’s belief that demand for its products will grow in fiscal 2005, the Company’s belief that manufacturing capacity expansions in both its wafer fab and end-of-line operations are proceeding according to plan, the Company’s forecast that it will have adequate manufacturing capacity and is well equipped to meet demand for its products in fiscal 2005, and its belief that design wins secured during fiscal 2004 will help fuel its future growth. Actual results could differ materially from those forecasted based upon, among other things, the Company’s inability to continue expanding its manufacturing capacity according to plan, unexpected dissolution of alliances with major electronics manufacturers, nonacceptance of the Company’s products by its customers or in the marketplace, general market conditions and market developments that could adversely affect the growth of the mixed-signal analog market, such as declines in customer forecasts or greater than expected cyclical downturns within the mixed-signal analog segment of the semiconductor market, as well as other risks described in the Company’s Form 10K for the fiscal year ended June 28, 2003.

          All forward-looking statements included in this news release are made as of the date hereof, based on the information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward-looking statement.

          Maxim Integrated Products is a leading international supplier of quality analog and mixed-signal products for applications that require real world signal processing.

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Consolidated Balance Sheets

		6/26/2004	6/28/2003
(In thousands)			(audited)

Assets	Current assets:
	Cash and cash equivalents	$147, 734	$210,841
	Short-term investments	948,879	953,166

	Total cash, cash equivalents and short-term investments	1,096,613	1,164,007

	Accounts receivable, net	197,158	126,760
	Inventories	117,785	121,192
	Deferred tax assets and other current assets	166,558	152,683

	Total current assets	1,578,114	1,564,642

	Property, plant and equipment, at cost	1,735,741	1,507,546
	Less accumulated depreciation	(793,555)	(737,661)

	Net property, plant and equipment	942,186	769,885
	Other assets	29,162	33,435

	Total assets	$2, 549,462	$2,367,962

Liabilities and Stockholders’ Equity	Current liabilities:
	Accounts payable	$93,856	$42,041
	Accrued expenses	182,692	141,394
	Deferred income on shipments to distributors	22,858	21,582
	Income taxes payable	19,339	10,900

	Total current liabilities	318,745	215,917

	Deferred tax liabilities	114,399	77,633
	Other liabilities	4,000	4,000

	Total liabilities	437,144	297,550

	Stockholders’ equity:
	Common stock	80,462	112,497
	Retained earnings	2,038,820	1,956,491
	Accumulated other comprehensive income (loss)	(6,964)	1,424

	Total stockholders’ equity	2,112,318	2,070,412

	Total liabilities and stockholders’ equity	$2,549,462	$2,367,962

Consolidated Statements of Income

(In thousands except per share data)	Three Months Ending		Twelve Months Ending

	6/26/04	6/28/03	6/26/04	6/28/03
	(unaudited)	(unaudited)		(audited)

Net revenues	$420,963	$295,029	$1,439,263	$1,153,219
Cost of goods sold	125,540	88,454	433,358	348,264

Gross margin	295,423	206,575	1,005,905	804,955
	70.2%	70.0%	69.9%	69.8%

Operating expenses:
Research and development	87,758	67,210	306,320	272,322
Selling, general and administrative	26,422	20,991	93,550	85,597

Operating income	181,243	118,374	606,035	447,036
	43.1%	40.1%	42.1%	38.8%
Interest income, net	4,872	3,631	20,461	15,055

Income before provision for income taxes	186,115	122,005	626,496	462,091
Provision for income taxes	61,418	40,262	206,744	152,490

Net income	$124,697	$81,743	$419,752	$309,601

Basic earnings per share	$0.39	$0.25	$1.28	$0.96

Shares used in the calculation of basic earnings per share	323,240	324,821	326,731	322,106

Diluted earnings per share	$0.36	$0.24	$1.20	$0.91

Shares used in the calculation of diluted earnings per share	346,894	344,882	350,575	341,253

Dividends declared per share	$0.08	$0.04	$0.32	$0.08

Maxim Integrated Products, Incorporated
 Company Profile

NASDAQ Symbol: MXIM	•	Founded 1983	•	Public since: February 29, 1988

OPERATIONS
Corporate Offices:	120 San Gabriel Drive, Sunnyvale, California 94086
U.S. Sales Offices:	Sunnyvale and Costa Mesa, CA; Wheeling, IL; Roswell, GA; Chelmsford, MA; Austin and Dallas, TX;
Beaverton, OR; Horsham, PA
Foreign Offices:	Munich, Germany; Tokyo, Japan; London, UK; Paris, France; Taipei, Taiwan; Seoul, South Korea;
Hong Kong; Singapore; Milan, Italy; Beijing, China; Stockholm, Sweden; Zurich, Switzerland;
Viborg, Denmark; Helsinki, Finland

PRODUCTS
Maxim designs, develops, manufactures and markets a broad range of linear and mixed-signal integrated circuits for use in a variety of electronic products. Maxim circuits “connect” the real world and the digital world by detecting, measuring, amplifying, and converting real world and communication signals, such as temperature, pressure, sound, voice, or light into the digital signals necessary for computer and DSP processing.

•	Maxim serves approximately 35,000 customers worldwide.

•	Maxim has developed more products than any other analog company In the past 20 years.

•	Maxim is recognized as the leader in CMOS analog and bipolar high-frequency technologies.

•	70% international sales for Q4 FY04.

FINANCIAL HIGHLIGHTS (In thousands, except EPS)

	FY2000	FY2001	FY2002	FY2003	FY2004

Net Revenues	$1,376,085	$1,576,613	$1,025,104	$1,153,219	$1,439,263
Net Income	$373,083	$334,939	$259,183	$309,601	$419,752
Shares	359,548	361,620	355,821	341,253	350,575
Diluted EPS	$1.04	$0.93	$0.73	$0.91	$1.20
Cash and Short-Term Investments	$896,936	$1,220,352	$765,501	$1,164,007	$1,096,613
Total Assets	$2,087,438	$2,430,531	$2,010,812	$2,367,962	$2,549,462
Stockholders’ Equity	$1,719,939	$2,101,154	$1,741,151	$2,070,412	$2,112,318
ROE	24.2%	17.5%	13.5%	16.2%	20.1%
Market Cap	$25,276,091	$14,535,766	$13,391,992	$11,870,840	$18,240,400

RESEARCH COVERAGE

A.G. Edwards, Brett Miller (314) 955-2620	Morgan Stanley, Louis Gerhardy (415) 576-2391
Amtech Research, Doug Freedman (415) 490-3921	Pacific Crest Securities, Michael McConnell (503) 790-7788
CIBC, Richard Schafer (720) 554-1119	Pacific Growth Equities, Jim Liang (415) 274-6889
Credit Suisse First Boston, Michael Masdea (415) 836-7779	RBC Capital, Apjit Walia (212) 428-6406
Deutsche Bank, Ross Seymore (415) 617-3268	SG Cowen, Jack Romaine (212) 278-4230
Fulcrum Global Partners, Clark Fuhs (415) 248-2549	Smith Barney, Craig Ellis (415) 951-1887
Goldman Sachs, Andrew Root (212) 902-2550	Soundview Financial Group, Chris Caso (203) 321-7217
Investec, Bobby Burleson, (212) 898-7716	U.S. Bancorp Piper Jaffray, Tore Svanberg (650) 838-1411
JMP Securities, Krishna Shankar (415) 835-8971	UBS, Tom Thornhill (415) 352-5667
JP Morgan, William Lewis (415) 315-6780	Wedbush Morgan Securities, David Wu (213) 688-4547
Lehman Brothers, Romit Shah (212) 526-7865	William Blair & Company LLC, Jeff Rosenberg (312) 364-8342
Merrill Lynch, Joseph Osha (415) 676-3510